Exhibit 99.1

January 6, 2005

Contact: Gary Mans (UAB)

205-934-3884

Andy Brimmer (HealthSouth)

205-410-2777

UAB/HEALTHSOUTH SIGN AMENDMENT

TO PURCHASE AGREEMENT

BIRMINGHAM, Ala. – The University of Alabama at Birmingham and HealthSouth Corporation (OTC Pinksheets: HLSH) have signed an amendment to their purchase agreement for HealthSouth Medical Center on the southside of Birmingham for $33 million. The amendment calls for transferring ownership of the southside property’s 219 beds to UAB.

The amendment eliminates the need to wait for a certificate of need (CON) to be issued before completing the transaction. UAB and HealthSouth had announced this purchase in July 2005 and UAB has been providing management services for the facility during the transition period.

“We are anxious to move forward and complete this purchase,” said David Hoidal, CEO of the UAB Health System. “It allows us to continue to provide high-quality care in this facility for our community and enables UAB Hospital to grow its physical plant to meet the expanding demand for patient services.”

“For years, HealthSouth Medical Center’s employees have been recognized for their high quality patient care,” said Jay Grinney, president and CEO of HealthSouth. “These steps help ensure that their great work will continue as HealthSouth focuses on its core business of inpatient and outpatient rehabilitation, ambulatory surgery and diagnostics.”

The parties anticipate that the transaction will be complete in the coming weeks.

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